UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 6, 2022

R F INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road, Bldg. 6000
San Diego, California 92126-4202
(Address of Principal Executive Offices)

(858) 549-6340
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RFIL	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2022, Marvin H. Fink resigned from the Board of Directors (the “Board”) of RF Industries, Ltd. (the “Company”). In tendering his resignation, Mr. Fink expressed no disagreement with the Company.

On September 8, 2022, the Board increased the size of the Board from five directors to six, and appointed two new directors, Kay L. Tidwell and Jason Cohenour, to fill the two vacant Board seats. Ms. Tidwell was appointed as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee. Mr. Cohenour was appointed as a member of the Board’s Audit Committee and Strategic Planning and Capital Allocation Committee.

Ms. Tidwell and Mr. Cohenour will be compensated under the Company’s director compensation program as in effect from time to time. As part of their annual compensation, Ms. Tidwell and Mr. Cohenour were each granted 7,485 shares of restricted stock, which shares will vest upon the earlier to occur of (a) the one (1) year anniversary of the date of grant, or (b) the Company’s next annual meeting of stockholders. Ms. Tidwell and Mr. Cohenour will also enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K, filed with the SEC on January 14, 2022.

There are no arrangements or understandings between Ms. Tidwell and Mr. Cohenour and any other persons pursuant to which they were chosen as directors of the Company. Neither Mr. Cohenour nor Ms. Tidwell are a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Annual Meeting of Stockholders

On September 8, 2022, the Company held its Annual Meeting of Stockholders (the “Annual Meeting”) at the offices of Kroll, LLC, 10100 Santa Monica Blvd. Suite 1100, Los Angeles, CA 90067. At the Annual Meeting, the Company’s stockholders voted on three proposals, each of which is described in more detail in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on July 26, 2022 (as amended, the “Proxy Statement”). At the Annual Meeting, 7,036,484 shares, or approximately 69.28% of all outstanding shares of common stock, were present either in person or by proxy. The following is a brief description of each matter voted upon and the certified results, including the number of votes cast for and against each matter and, if applicable, the number of abstentions and broker non-votes with respect to each matter.

●	Proposal 1: to elect Sheryl Cefali and Robert Dawson to the Company’s Board of Directors as Class III directors, for a three-year term expiring at the 2025 Annual Meeting;

●	Proposal 2: a proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

●	Proposal 3: a proposal to ratify CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2022.

Voting Results

Proposal 1: Sheryl Cefali and Robert Dawson were elected as directors on the following vote:

●	Sheryl Cefali was elected with 4,565,308 “FOR” votes and 225,724 “WITHHELD” votes;

●	Robert Dawson was elected with 4,715,322 “FOR” votes and 75,710 “WITHHELD” votes.

In addition, there were 2,245,452 broker non-votes in connection with this proposal.

Proposal 2: This proposal was approved with 4,371,059 “FOR” votes, 317,051 “AGAINST” votes and 102,922 “ABSTAIN” votes. There were 2,245,452 broker non-votes in connection with this proposal.

Proposal 3: This proposal was approved with 6,954,380 “FOR” votes, 31,497 “AGAINST” votes and 50,607 “ABSTAIN” votes. There were no broker non-votes in connection with this proposal.

Item 8.01	Other Events.

On September 12, 2022, the Company issued a press release announcing the appointment of Ms. Tidwell and Mr. Holdsworth as directors, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated September 12, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 12, 2022	By:	/s/ Robert Dawson
Robert Dawson President and Chief Executive Officer